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                                                                   EXHIBIT 12


DECORATIVE HOME ACCENTS, INC.
("SUCCESSOR") AND PREDECESSOR COMPANIES
Computations of Ratio of Earnings to Fixed Charges
(In Thousands)

                                                      SUCCESSOR                    SUCCESSOR
                                                        YEARS                     EIGHT MONTHS        PREDECESSOR
                                                        ENDED                        ENDED            FOUR MONTHS
                                                     DECEMBER 31,                  DECEMBER 31,      ENDED APRIL 30,
                                             ---------------------------
                                                1996               1995                1994                1994
                                             ---------           -------             -------              ------
Earnings (loss) before income taxes          $(113,609)          $(2,013)            $ 7,805              $2,747
Add:
   Interest expense                             19,916            12,281               4,647                 (16)
                                             ---------           -------             -------              ------
Earnings available for fixed charges         $ (93,693)          $10,268             $12,452              $2,731
                                             =========           =======             =======              ======
Fixed charges:
   Interest expense                             19,916            12,281               4,647                 (16)
                                             =========           =======             =======              ======
Ratio of earnings to fixed charges                  --              0.84 x              2.68 x                --
                                             =========           =======             =======              ======


--   Not meaningful.